Exhibit 10.2

ASSURED GUARANTY LTD.

DESCRIPTION OF EXECUTIVE OFFICER CASH COMPENSATION

Set forth below are the 2005 annual salary and bonus of the Chief Executive Officer and each of the four most highly compensated Executive Officers. The salary of each Executive Officer listed below are unchanged for 2006.

Dominic J. Frederico

President and Chief Executive Officer, Assured Guaranty Ltd.

Salary	Bonus
$ 700,000	$2,000,000

Robert B. Mills

Chief Financial Officer, Assured Guaranty Ltd.

Salary	Bonus
$ 500,000	$775,000

Michael J. Schozer

President, Assured Guaranty Corp.

Salary	Bonus
$ 375,000	$725,000

James M. Michener

General Counsel, Assured Guaranty Ltd.

Salary	Bonus
$ 375,000	$600,000

Robert A. Bailenson

Chief Accounting Officer, Assured Guaranty Ltd.

Salary	Bonus
$ 300,000	$260,000

Messrs. Frederico, Mills and Michener have employment agreements with the Company and are entitled to certain perquisites, such as housing allowance, family travel benefit, car allowance, reimbursement of U.S. social security and Medicare taxes, financial and tax planning and club dues.  On August 2, 2006 the Company agreed to reimburse, on a gross up basis, Mr. Frederico and Mr. Michener for increased U.S. income taxes related to their Bermuda housing allowances.  The higher taxes are a result of recent changes in the taxation of U.S. expatriates.  Mr. Schozer is also a party to an employment agreement with Assured Guaranty Corp. and is entitled to certain perquisites, such as financial and tax planning and club dues.

The CEO and other Executive Officers are also participants in tax qualified and non-qualified defined contribution pension plans maintained by the Company and its subsidiaries.